Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 13, 2017, with respect to the consolidated balance sheets of C. R. Bard, Inc. and its subsidiaries (“Bard”) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ investment, and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey
March 8, 2018